Confidential information omitted where indicated by "[*]" and filed separately with the commission pursuant to a request for confidential treatment under rule 24b-2 of the Securities Exchange Act of 1934

--------------------------------------------------------------------------------





                                   STUDIO 1+1
                         UKRAINE ADVERTISING HOLDINGS BV
                                INNOVA FILM GMBH
                        INTERNATIONAL MEDIA SERVICES LTD.
                                   INTER-MEDIA

                                       AND



                            SERVLAND CONTINENTAL S.A.
                        TREND ADVERTISING AGENCY LIMITED
                       VIDEO INTERNATIONAL - KIEV LIMITED
                                PRIORITET LIMITED





                       ADVERTISING SALES AGENCY AGREEMENT





                              DATED MARCH 14, 2001


Confidential Treatment has been requested with respect to certain information contained in this Exhibit

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                Page

1.       Interpretation                                           2
2.       Appointment of Agent                                     3
3.       The Agent's Duties                                       4
4.       Technical Support and Reporting                          7
5.       Sale of the Advertising                                  8
6.       Sales Budget and Pricing                                 9
7.       Broadcasting Schedule and Advertising Schedule          10
8.       Intellectual Property                                   11
9.       Rights and Duties of Studio 1+1 Group                   11
10.      Option over the Agent's Productions                     12
11.      Financial Provisions                                    12
12.      Information Rights                                      13
13.      Confidentiality                                         13
14.      Force Majeure                                           14
15.      Duration and Termination                                14
16.      Consequences of Termination                             16
17.      Nature of Agreement                                     17
18.      Arbitration and Proper Law                              18
19.      Contract (Rights of Third Parties) Act 1999             18
20.      Notices and Service                                     18

ADVERTISING SALES AGREEMENT dated MARCH 14, 2001 between:

1 BROADCASTING COMPANY STUDIO 1+1, a limited liability company organised and existing under the laws of Ukraine, whose principal place of business is at 7/11 Khreshchatik, 7th Floor, 01001 Kiev, Ukraine;

       UKRAINE ADVERTISING HOLDINGS BV, a corporation organised and existing under the laws of The Netherlands, whose principal place of business is at Leidsekade 98,1017 PP, Amsterdam, The Netherlands;

       INNOVA FILM GMBH, a corporation organised and existing under the laws of Germany, whose principal place of business is at Friedrich Strasse 31-33, 40210, Dusseldorf, Germany;

       INTERNATIONAL MEDIA SERVICES LTD., a corporation organised and existing under the laws of Bermuda, whose principal place of business is at Clarendon House, 2 Church Street, PO Box HM 1022, Bermuda; and

       INTER-MEDIA , a corporation organised and existing under the laws of Ukraine, whose principal place of business is at 3 Dehtyarivska Street, Kyiv, Ukraine,

       (collectively "Studio 1+1 Group").

       AND

2 SERVLAND CONTINENTAL S.A., a corporation organised and existing under the laws of Belize, whose principal place of business is at 35A Regent Street, PO Box 1777, Belize City, Belize;

       TREND ADVERTISING AGENCY LIMITED a corporation organised and existing under the laws of Russia, whose principal place of business is at 25 Akademika Pavlova Street, Moscow, 121359;

       VIDEO INTERNATIONAL - KIEV LIMITED, a corporation organised and existing under the laws of Ukraine, whose principal place of business is at, 10 Andreya Ivanova Street, Kiev, 01010, Ukraine;

       PRIORITET LIMITED, a corporation organised and existing under the laws of Ukraine whose principal place of business is at 2 Mezhevaya Street, Kiev, Ukraine.

       (collectively the "Agent").

RECITALS:

(A) Studio 1+1 Group holds a licence for television broadcasting in the Ukraine, which licence includes the right to sell advertising, sponsorship and other media related services inserted in the broadcast ("Advertising"). Studio 1+1 Group is willing to enter into an exclusive advertising sales agreement with the Agent for the Advertising.

(B) The Agent has extensive marketing and sales experience and desires to act as the exclusive sales agent for Studio 1+1 Group in respect of the Advertising.

(C) Studio 1+1 Group has agreed to sell and the Agent agreed to buy the 50% stake in Prioritet Limited ("Prioritet") held by Studio 1+1 Group.

(D) The Agent has agreed to give Studio 1+1 Group the first option to purchase the Ukrainian broadcasting rights of any unencumbered production or co-production of the Agent or its Affiliates.



1.     INTERPRETATION

1.1. In this Agreement, unless the context otherwise requires:

       "ADVERTISING"        has the meaning given that term in Recital (A)
                            of this Agreement;

       "AFFILIATES"         means with respect to any person, any other person,
                            directly or indirectly controlling, or controlled by, or under direct or indirect common control with, such person (where "control" shall exist if a person has direct or indirect ownership of 50% or more of the voting securities or other ownership interest of another entity);

       "AGENT" has the meaning given in the first paragraph of this Agreement;

       "CPP" OR "COST
         PER POINT"         means the average cost required to achieve one GRP
                            per 30 seconds;

       "FORCE MAJEURE"      means, in relation to either party, any of the
                            following: act of God, war, economic collapse, nation-wide industrial action or material adverse change to the regulatory environment in the Ukraine directly affecting the performance of its obligations by any party to this Agreement or any other matter or thing outside the control of either party;

       "GRP" OR "GROSS
         RATING POINT"      means the viewers of a broadcast totalling one
                            percent of adults, being of such age group as defined by the official television audience research undertaken in the Territory as amended from time to time;

       "INTELLECTUAL
         PROPERTY"          means any patent, copyright, registered design,
                            trade mark or other industrial or intellectual property right;

       "RATE CARD"          means the price list for Advertising slots agreed
                            between Studio 1+1 Group and the Agent;

       "RESTRICTED
         INFORMATION"       means any information which is disclosed to either
                            party (Receiving Party) by the other (Disclosing
                            Party) pursuant to or in connection with this Agreement (whether orally or in writing, and whether or not such information is expressly stated to be confidential or marked as such);

       "SALES BUDGET"       means the forecast sales budget in US dollars for a
                            calendar year to be agreed between Studio 1+1 Group and the Agent;

       "SERVICES"           has the meaning given that term in Clause 3.1 of
                            this Agreement;

       "STUDIO 1+1 GROUP"   has the meaning given in the first paragraph of this
                            Agreement;

       "TERRITORY"          means Ukraine.

1.2. Any reference in this Agreement to `writing' or cognate expressions includes a reference to telex, cable, facsimile transmission or comparable means of communication.

1.3. Any reference in this Agreement to any provision of a statute shall be construed as a reference to that provision as amended, re-enacted or extended at the relevant time.

1.4. The headings in this Agreement are for convenience only and shall not affect its interpretation.

1.5. All words importing the singular include the plural, all words importing any gender include every gender, all words importing persons include bodies corporate and unincorporated; and (in each case) vice versa.

2.     APPOINTMENT OF AGENT

2.1. Subject to the terms and conditions of this Agreement, Studio 1+1 Group hereby appoints the Agent as its exclusive sales agent in the Territory for the promotion of, and solicitation of customers for the Advertising, and the Agent hereby agrees to act exclusively for Studio 1+1 Group in that capacity.

2.2. The appointment will commence on 1 January 2001 for an initial term of six years until 31 December 2006. In the event that Studio 1+1 Group both obtains a renewal of the licence referred to in Recital (A) and if it decides that it wishes to continue to sell the Advertising through an agent which is not a member of the Studio 1+1 Group then the Agent shall be given the opportunity to match the terms put forward by any other parties who have been asked to tender for the right to sell the Advertising. If the Agent can match those terms then it shall be reappointed by Studio 1+1 Group as the exclusive sales agent for the Advertising in the Territory. The renewed term of appointment of the Agent will expire on expiry of the renewed licence to Studio 1+1 Group.

2.3. Subject to the provisions of Clause 15 below if Studio 1+1 Group terminates this Agreement prior to the 31 December 2006 Studio 1+1 Group shall pay or allow to the Agent, to compensate the Agent for any loss or damage sustained by the Agent resulting from the termination, liquidated damages of an amount equal to the total commission paid to the Agent under this Agreement in respect of sales made in the 12 months preceding notification of termination.

2.4. Subject to the provisions of Clause 15 below if the Agent terminates this Agreement prior to the 31 December 2006 the Agent shall pay or allow to Studio 1+1 Group, to compensate Studio 1+1 Group for any loss or damage sustained by Studio 1+1 Group resulting from the termination, liquidated damages of an amount equal to six weeks revenue from the Advertising calculated on the basis of the total amount of the revenue for the twelve months preceding the notification of termination divided by eight.

2.5. The Agent and Studio 1+1 Group agree that all agreements between Studio 1+1 Group and Prioritet and any obligations relating thereto expire on 31 December, 2000 but Prioritet shall be entitled to sell and market the Advertising in accordance with the terms of this Agreement for the benefit of the Agent with effect from 1 January 2001.

2.6. The Agent agrees to purchase all of Studio 1+1 Group's interest in Prioritet with effect from 1 January 2001 in consideration for the waiver and release by the Agent of all claims of the Agent or Prioritet against Studio 1+1 Group and all obligations, whether monetary or not, owing by Studio 1+1 Group to the Agent or Prioritet and the assumption by the Agent of all assets and liabilities of Prioritet, including without limitation, its employees. Both parties will use all reasonable endeavours to complete the formal transfer of Studio 1+1 Group's interest in Prioritet on or before 30 June 2001.

2.7. Pending completion of formal transfers of Studio 1+1 Group's interest in Prioritet, Studio 1+1 Group hereby agrees that it holds such interest on trust for the Agent. Studio 1+1 Group further agrees to follow the instruction of the Agent in all matters relating to Prioritet and to cause Prioritet to carry on its business in the ordinary course and not to permit it to undertake any activities or incur any obligations outside the ordinary course of its business without the written consent of the Agent.



3.     THE AGENT'S DUTIES

3.1. The Agent shall use all reasonable endeavours to promote and market the Advertising and to seek potential customers for the Advertising and to perform such other obligations as contemplated herein (collectively the "Services"), but the Agent shall not be entitled to conclude any contracts for the sale of the Advertising on behalf of or as agent of Studio 1+1 Group, or to bind and/or represent Studio 1+1 Group in any way which are not in accordance with:

       3.1.1. the Studio 1+1 Group standard terms and conditions referred to in Clause 5.4; and

       3.1.2.     the current Rate Card; and

       3.1.3.     the agreed trading parameters as set out in Clause 6.2.

3.2. The Agent shall conduct sales of the Advertising with all due care and diligence and shall use all reasonable endeavours to cultivate and maintain good relations with customers and potential customers in accordance with sound commercial principles.

3.3. Subject as provided in this Agreement and to any reasonable directions which Studio 1+1 Group may from time to time properly give, the Agent shall be entitled to perform the Services in such manner as it may think fit, provided that the Agent shall at all times act in order to maximise the sales revenue of Studio 1+1 Group over the whole calendar year, the rates obtained at peak times and the total share of the third party's advertising budget subject to and consistent with the terms of the Rate Card as amended from time to time and to the trading parameters set out in Clause 6.2.

3.4.   The Agent shall procure that its representatives:

       3.4.1. make themselves available in the Territory, at all reasonable times and upon reasonable notice, to Studio 1+1 Group for the purposes of consultation and advice relating to this Agreement and the Advertising;

       3.4.2. at the expense of the Agent attend meetings in the Territory, at all reasonable times and upon reasonable notice, with representatives of Studio 1+1 Group and such customers or prospective customers as may be necessary for the performance of its duties under this Agreement;

       3.4.3. make such calls upon customers or potential customers for the purpose of promoting the Advertising as the Agent may think fit; and

       3.4.4. attend such trade exhibitions and other sales outlets, at all reasonable times and upon reasonable notice from Studio 1+1 Group, or as the Agent may think commercially suitable or as otherwise agreed with Studio 1+1 Group for the purpose of promoting the Advertising.

3.5. The Agent shall promptly notify Studio 1+1 Group of all orders for Advertising in the Territory which it receives from customers. The Agent shall notify Studio 1+1 Group of the proposed arrangements, including the proposed rates and terms.

3.6. The Agent shall make all reasonable efforts to enhance communications and promote negotiations between Studio 1+1 Group and any third party in respect of the Advertising. Studio 1+1 Group shall have the right to participate in all negotiations and meetings with agencies and customers in respect of the Advertising.

3.7. The Agent shall in relation to the Advertising:

       3.7.1.     describe itself as `exclusive Sales Agent' for Studio 1+1
                  Group;

       3.7.2. not hold itself out, or permit any person to hold it out, as being authorised to bind Studio 1+1 Group other than as permitted under this Agreement; and

       3.7.3. not do any act which might reasonably create the impression that it is so authorised.

3.8. The Agent shall be responsible for obtaining all licences, permits and approvals which are necessary for the sale of the Advertising in the Territory and for the performance of its duties hereunder but Studio 1+1 Group shall support and assist the Agent in this respect.

3.9. Each party shall notify the other promptly on becoming aware of any changes in the laws and regulations in the Territory relating to the Advertising and shall forthwith notify the other party if it becomes aware that it or any of the Advertising are or may be in breach of any of those laws or regulations.

3.10. The Agent shall promptly inform Studio 1+1 Group of:

       3.10.1. any complaint (other than in respect of de minimis matters) or after-sales enquiry concerning the Advertising which is received by the Agent;

       3.10.2. any matters which, in the reasonable opinion of the Agent, is likely to be relevant in relation to the sale, use or development of the Advertising; and

       3.10.3. any agreement relating in full or in part to the Territory with respect to non-television advertising, public relations or production which the Agent enters into with any customer who, to the knowledge of the Agent, is an existing customer of Studio 1+1 Group. Subject to the extent permitted by the provisions of such an agreement the Agent shall give details of the nature and value of the agreement and its relationship to any existing agreement of Studio 1+1 Group. This Clause
                  3.10.3 may be waived by Studio 1+1 Group in writing in its sole discretion with respect to any individual customer.

3.11.  The Agent shall not:

       3.11.1. use any advertising, promotional or selling materials when performing the Services except those supplied or approved by Studio 1+1 Group;

       3.11.2. engage in any conduct which in the reasonable opinion of Studio 1+1 Group is prejudicial to Studio 1+1 Group's business or the marketing of the Advertising generally; or

       3.11.3. represent any other television stations or broadcasters in the Territory either directly or indirectly in the sale, promotion or marketing of any services which compete with the Advertising without the prior written consent of Studio 1+1 Group such consent not to be unreasonably withheld. If such consent is given, Studio 1+1 Group may withdraw such consent on reasonable grounds and upon giving six months' prior notice to the Agent (provided that such withdrawal shall not take effect until the expiration of the calendar year following such notice).

4.     TECHNICAL SUPPORT AND REPORTING

4.1. The Agent shall provide data entries of sales of the Advertising and shall report such sales to Studio 1+1 Group. The Agent shall produce agreements for signature and invoices for authorisation by Studio 1+1 Group in respect of sales of the Advertising.

4.2. The Agent shall provide computer-based analysis software to enable daily tracking and data retrieval by Studio 1+1 Group of the Advertising sold and to whom it has been sold and the applicable rates and terms.

4.3. The Agent shall provide technical support and assistance to Studio 1+1 Group for the development of interfaces between the Agent's sales and administration system and Studio 1+1 Group's current and future traffic and MIS systems.

4.4. The Agent shall maintain offsite daily back-ups of all data on its server and a reserve capability for data entries of sales of the Advertising and reporting of such sales to Studio 1+1 Group. The Agent shall procure that in the event of a technical failure or disaster (for example a fire at the Agent's office) the Agent is in a position to resume this part of its service within 24 hours or as soon as possible thereafter. Failure to provide this service for a period longer than one week will be treated as a breach of this Agreement and shall entitle Studio 1+1 Group to terminate with immediate effect this Agreement upon giving notice in writing to the Agent. The Agent undertakes to indemnify Studio 1+1 Group in respect of any loss of revenue suffered as a result of the Agent's failure to observe the terms of this Clause 4.4. The terms of this Clause
       4.4 shall be subject to the terms of Clause 14 (Force Majeure).

4.5. Representatives of Studio 1+1 Group and the Agent shall meet at least once per month to determine the content and timing of regular reports which the Agent shall provide to Studio 1+1 Group under this Agreement.

4.6.   Studio 1+1 Group shall:

       4.6.1. act at all times in its relations with the Agent dutifully and in good faith;

       4.6.2. supply the Agent with advertising, promotional and selling materials at the expense of Studio 1+1 Group, and give the Agent such technical, market and other support as the Agent may reasonably require for the purpose of efficiently discharging the Agent's duties under this Agreement.

4.7. Studio 1+1 Group shall indemnify the Agent against all liabilities and costs which the Agent may suffer or incur as a result of any claims brought by third parties in connection with this Agreement, provided that this Indemnity shall not extend to any liabilities or costs suffered or incurred as a result of the negligence, default or fraud of the Agent or the breach by the Agent of any terms of this Agreement.

4.8. The Agent shall indemnify Studio 1+1 Group against all liabilities and costs which Studio 1+1 Group may suffer or incur as a result of any claims brought by third parties in connection with this Agreement, provided that this Indemnity shall not extend to any liabilities or costs suffered or incurred as a result of the negligence, default or fraud of Studio 1+1 Group or the breach by Studio 1+1 Group of any terms of this Agreement.

5.     SALE OF THE ADVERTISING

5.1. Studio 1+1 Group may at its absolute discretion refuse to deal with any customer put forward by the Agent if that customer wants to purchase Advertising of a political or religious nature or having political or religious content.

5.2. In the event that Studio 1+1 Group does not wish to sell Advertising to a particular customer or customers for any other reason it shall give notice in writing to the Agent to this effect together with substantial justification for such refusal. Following such notice, the Agent agrees not to negotiate with such named customer or customers for the sale of Advertising in the Territory without the prior written consent of Studio 1+1 Group, such consent not to be unreasonable withheld.

5.3. Subject to the terms of clauses 5.1 and 5.2 above Studio 1+1 Group will accept all other contracts for the sale of the Advertising provided they comply with:

       5.3.1.     the Studio 1+1 Group standard terms and conditions;

       5.3.2.     the existing Rate Card; and

       5.3.3.     the agreed trading parameters as set out in Clause 6.2.

5.4. All agreements and contracts for the provision of Advertising to a third party will be made directly between Studio 1+1 Group and that third party and acknowledge the role of the Agent.

5.5.   All sales of the Advertising shall be made on the basis set out in Clause
       5.2 above, and:

       5.5.1. Studio 1+1 Group shall provide to the Agent copies of its terms and conditions as varied from time to time and give the Agent at least one month's prior written notice of any changes thereto;

       5.5.2. the Agent shall bring to the notice of all customers and prospective customers for the Advertising Studio 1+1 Group's terms and conditions; and

       5.5.3. the Agent shall not make or give any promises, warranties, guarantees or representations concerning the Advertising other than those contained in those terms and conditions except as agreed between Studio 1+1 Group and the Agent.

5.6. Any transaction or proposed transaction by either party with a third party in relation to the Advertising shall be for cash consideration only. Transactions for non-cash consideration (such as, for example, barter or a back-to-back cash offsetting) shall only be made with the prior written agreement of the other party, and such agreement shall provide how the consideration shall be dealt with in the calculation of any commission payable to the Agent.

5.7. Unless otherwise agreed in writing, the Agent shall not be entitled to receive payments on Studio 1+1 Group's behalf in respect of sales of the Advertising.

5.8. VAT and all other applicable taxes shall be applied in accordance with applicable legislation.

5.9. All monies received from third parties in respect of the Advertising shall be paid directly into a specifically designated "Sales Receipts" account of Studio 1+1 Group. The Agent shall be entitled to receive copies of the monthly bank statements of such account within five working days after each month end.

5.10. Studio 1+1 Group shall promptly notify the Agent of any payments received from third parties for the Advertising and enter such payments into any computer-based system used for this purpose.



6.     SALES BUDGET AND PRICING

6.1. The parties shall agree the Sales Budget for a particular calendar year on or before 30 November of the preceding year. If such agreement is not reached, the Sales Budget shall be the actual level of sales in US Dollars in the previous year plus a [*] increase. The Sales Budget shall not include any amounts for political or religious Advertising revenues.

6.2. The CPP and the Rate Card shall be agreed between the parties before reaching agreement on the Sales Budget. The Agent may not propose a discount greater than [*] from the Rate Card price without the prior written consent of Studio 1+1 Group.

6.3. When agreeing the Sales Budget, Studio 1+1 Group and the Agent shall take account of:

         6.3.1. all significant refusals during the preceding twelve months by Studio 1+1 Group to enter into contracts for the Advertising with any third parties in terms of Clause 5.3;

          6.3.2. any significant alterations during the preceding twelve months to the broadcasting schedule or the advertising schedule in terms of Clauses 7.3 and 7.4; and

           6.3.3. all significant Advertising during the preceding twelve months provided at special rates or free of charge in terms of Clause 9.1.

6.4. At the request of the Agent the parties shall review the then current Sales Budget taking into account all commercial variations including, but not limited to, the provisions of clause 6.3 above but references to "preceding twelve months" shall be construed as references to "preceding three months". The Agent shall be entitled to request such a review at the end of every quarter commencing on 31 March 2001. The consent of both the Agent and Studio 1+1 Group is required before any amendment can be made to the

[*] Confidential portions omitted where indicated and filed separately with the Commission.

       Sales Budget and both parties agreed that such consent will not be unreasonably withheld. The Sales Budget as consented to, reviewed, and amended shall then become the current Sales Budget for the purposes of this Agreement.



7.     BROADCASTING SCHEDULE AND ADVERTISING SCHEDULE

7.1. Studio 1+1 Group shall provide the Agent at the end of each month with a broadcasting schedule for the following two months. Studio 1+1 Group shall have absolute discretion to amend the broadcasting schedule from time to time. Studio 1+1 Group shall use its reasonable endeavours not unreasonably to alter such broadcasting schedules for any calendar month after the 20th day of the preceding month, and shall notify the Agent promptly if any such alteration occurs.

7.2. Studio 1+1 Group shall provide to the Agent by 1 January of any year an annual schedule of available advertising time in accordance with the maximum allowable under Ukrainian law. Any reduction to the scheduled advertising time shall be agreed between the parties, acting in accordance with normal commercial practice.

7.3. Studio 1+1 Group shall have absolute discretion to alter the advertising schedule from time to time, provided that it shall use all reasonable endeavours to broadcast advertising in accordance with the advertising schedule and any agreements made with third parties relating to the scheduling of specific advertising.

7.4. The Agent acknowledges and agrees that it may be necessary to alter the broadcasting schedule or the advertising schedule as a consequence of programming constraints such as live broadcasts, special news bulletins or special events or other special circumstances. Any alteration of the advertising schedule shall not make either party liable to the other for losses of any kind.

7.5. The Agent shall be responsible for, and Studio 1+1 Group agrees to assist the Agent in, agreeing any compensation for advertising schedule alterations with the relevant third parties subject to ultimate approval by Studio 1+1 Group, such approval not to be unreasonably withheld.

7.6. Studio 1+1 Group shall have absolute discretion over the scheduling and placement of all advertising spots and may refuse to broadcast any advertising material which may contravene applicable laws, regulations or advertising standards. Studio 1+1 Group shall provide to the Agent written confirmation and reasons for declining or cancelling any advertising.

7.7. Studio 1+1 Group shall provide on a daily basis the Agent with airtime logs (in software format if required) showing the actual programs and advertising broadcast with the time broadcast.

8.     INTELLECTUAL PROPERTY

8.1. Nothing in this Agreement shall give either party any rights in respect of any trade names or trade marks owned or licensed by the other in relation to the Advertising or of the goodwill associated therewith, and the parties hereby acknowledge that, except as expressly provided in this Agreement, they shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in that other party.

8.2. Neither party shall use any trade marks or trade names so resembling the trade marks or trade names of the other as to be likely to cause confusion or deception except that the Agent may use the trade marks and trade names of Studio 1+1 Group when performing the Services under this Agreement.

8.3. Without prejudice to the right of either party or any third party to challenge the validity of any Intellectual Property, neither party shall
       (i) do or authorise any third party to do any act which would or might invalidate or be inconsistent with the Intellectual Property of either party or (ii) omit or authorise any third party to omit to do any act which, by its omission, would have that effect or character.

8.4. Studio 1+1 Group acknowledges that the Agent retains all licences and Intellectual Property rights in respect of all software provided or used by the Agent in performing the Services under this Agreement. Studio 1+1 Group acknowledges and agrees that it shall not acquire by implication or otherwise any right or licence in or title to any software used or provided by the Agent unless agreed in writing between the parties.



9.     RIGHTS AND DUTIES OF STUDIO 1+1 GROUP

9.1. In respect of any Advertising time which has not been sold for cash, Studio 1+1 Group shall be entitled:

       9.1.1. to provide the Advertising at special rates to the promoters of certain sporting, entertainment and public relations events associated with Studio 1+1 Group without becoming liable to the Agent in any way for commission or otherwise, provided however, that Studio 1+1 Group shall not provide such Advertising to third parties who are customers of Studio 1+1 Group at such time without the consent of the Agent; and

       9.1.2. to provide Advertising free of charge, and without liability for the payment of any commission to the Agent, relating to the promotion of Studio 1+1 Group or its Affiliates.

9.2. Studio 1+1 Group shall at its own expense promptly supply the Agent with such advertising, promotional and selling materials (including airtime) as the Agent may from time to time reasonably require for the purpose of complying with its obligations under this Agreement.

10.    OPTION OVER THE AGENT'S PRODUCTIONS

10.1. The Agent shall give notice to Studio 1+1 Group of any Ukrainian broadcasting rights the Agent or any of its Affiliates intends to grant in any of its unencumbered productions or co-productions and the terms and price payable for such broadcasting rights.

10.2. Studio 1+1 Group shall have the first right to purchase the rights to any such production or co-production at the same terms and price as the Agent would otherwise offer such rights to third parties.

10.3. If, within 30 days from the receipt by Studio 1+1 Group of any notice in accordance with Clause 10.1, Studio 1+1 Group does not purchase the relevant broadcasting rights, the Agent may offer those rights to a third party on terms no more favourable than those offered to Studio 1+1 Group. In the event that the Agent is unable to sell the rights at the price offered to Studio 1+1 Group it shall re-offer the rights at a reduced price to Studio 1+1 Group which must indicate within 2 business days whether it wishes to buy the rights at that reduced price. If Studio 1+1 Group refuses to buy the rights on the second occasion the Agent shall be free to dispose of the rights on whatever terms it deems fit. In the event that the Agent sells the rights to a third party, subject to any obligations of confidentiality relating to such sale the Agent shall if requested disclose those terms to Studio 1+1 Group.

11.    FINANCIAL PROVISIONS

11.1. Studio 1+1 Group shall pay to the Agent or as it may direct [*] by 30 June, 2001 as an introductory bonus.

11.2. In consideration of the obligations undertaken by the Agent hereunder, Studio 1+1 Group shall pay the Agent commission equal to [*] of the revenue received which shall be payable to the Agent within five (5) business days of receipt of any payment into the specified "Sales Receipts" account. Where VAT is applicable to the revenue received by Studio 1+1 Group, the Agent shall provide Studio 1+1 Group with invoice documentation showing the corresponding VAT included in its commission, suitable for offset accounting in the books of Studio 1+1 Group. Commission shall be paid in the same currency as the revenue received by Studio 1+1 Group unless otherwise requested by the Agent.

11.3. In the event that the Agent requests that commission is paid to it outside the Territory then commission of [*] shall be calculated on the net amount of the revenue - ie after deduction of VAT or other sales tax. If payment of commission is made in the Territory then commission shall be calculated on the gross amount of the revenue - ie including VAT or other sales tax.

11.4. In the event that Studio 1+1 Group fails to pay any amount due in US Dollars, under this Clause 11 within 10 working days of the amount becoming due to the Agent, Studio 1+1 Group shall pay the Agent interest (payable in the currency of the amount due) at the rate of [*] above the overnight US-Dollar LIBOR rate in effect as of the date such

[*] Confidential portions omitted where indicated and filed separately with the Commission.

       payment became overdue on the total outstanding sum. If the overdue amount is payable in any other currency including, but not limited to, Ukrainian Hryvnia, interest shall be payable at the rate of [*] per annum or, in the event of a financial crisis in the country to which that currency is the legal tender such crisis causing a dramatic increase in the commercial rate of interest applicable to borrowings in that country, a percentage interest rate in line with the then commercial rate of interest applicable to such borrowing.

11.5. The provisions of this Clause 11 shall survive termination of this Agreement.


12.    INFORMATION RIGHTS

12.1. The Agent shall procure that complete records are maintained in relation to monies and charges made by the Agent.

12.2. Studio 1+1 Group shall retain complete records of all information relevant to this Agreement, including copies of signed contracts concerning the Advertising.

12.3. Either party may request an audit, at its own cost, of the accounting records, systems and documentation of the other party relevant to this Agreement to ensure that the terms of this Agreement are complied with.

12.4. The provisions of this clause 12 shall survive termination of this Agreement until all payments of commission have been made to the Agent.


13.    CONFIDENTIALITY

13.1. Except as provided by Clauses 13.2 and 13.3, both parties shall at all times during the continuance of this Agreement and after its termination:

       13.1.1. use their best endeavours to keep all Restricted Information confidential and accordingly not to disclose any Restricted Information to any other person; and

       13.1.2. not use any Restricted Information for any purpose other than the performance of their obligations under this Agreement.

13.2. Any Restricted Information may be disclosed by the Receiving Party to:

       13.2.1.    any customers or prospective customers;

       13.2.2.    any governmental or other authority or regulatory body; or

       13.2.3. any employees of the Agent or of any of the aforementioned persons,

[*] Confidential portions omitted where indicated and filed separately with the Commission.

       to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by law and subject in each case to the Receiving Party using its best endeavours to ensure that the person in question keeps the same confidential and does not use the same except for the purposes for which the disclosure is made.

13.3. Any Restricted Information may be used by the Receiving Party for any purpose, or disclosed by the Receiving Party to any other person, to the extent only that:

       13.3.1. it is at the date hereof, or hereafter becomes, public knowledge through no fault of the Receiving Party (provided that in doing so the Receiving Party shall not disclose any Restricted Information which is not public knowledge); or

       13.3.2. it can be shown by the Receiving Party, to the reasonable satisfaction of the Disclosing Party, to have been known to the Receiving Party prior to its being disclosed by the Disclosing Party; or

       13.3.3.    it is required by any provision of law.


14.    FORCE MAJEURE

14.1. If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

14.2. Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

14.3. If the Force Majeure in question prevails for a continuous period in excess of six months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.



15.    DURATION AND TERMINATION

15.1. Subject as provided in this Clause 15.1 and Clauses 15.2 and 15.3, this Agreement shall continue as set out in Clause 2.2.

15.2. Studio 1+1 Group shall be entitled to terminate this Agreement on giving not less than six months notice if:

       15.2.1. Studio 1+1 Group's advertising revenue falls more than [*] below the Sales Budget in any calendar year provided that:


[*] Confidential portions omitted where indicated and filed separately with the Commission.

                  (i) Studio 1+1 Group's average national prime time ratings (as measured by AGB or any other equivalent officially recognised research company) are not more than [*] below the agreed targets for that year;

                  (ii) the increase in the Consumer Price Index, as officially published by the Government of Ukraine, is below [*] in the Ukraine for that year;

                  (iii) Ukraine has a positive real gross domestic product growth in that year;

                  (iv) the Government of Ukraine has not, during such calendar year, made a significant default under its non-Hryvnia denominated public external indebtedness represented by bonds or other similar securities for a period of more than three months; or

                  (v) the fall in advertising revenue is not attributable to any of the matters referred to in sub-clauses 6.3.1 to
                         6.3.3 during the calendar year in question.

                  (vi) the total amount of television advertising expenditure on all channels in the Territory in the calendar year is not less than that of the previous calendar year.

       15.2.2. in the reasonable opinion of Studio 1+1 Group, there has been a material change in the laws and regulations relating to the Advertising which prevents the Agent from performing the Services substantially in accordance with the terms of this Agreement; or

       15.2.3.    the Agent fails to comply with the terms of Clause 4.4.

15.3. If notice under clause 15.2 is given by Studio 1+1 Group in the period from 1 January to 30 June in any year termination will be deemed to take effect on 31 December of that year.

15.4. If notice under clause 15.2 is given by Studio 1+1 Group in the period from 1 July to 31 December in any year termination will been deemed to take effect after six months following the date of such notice.

15.5. The Agent shall be entitled to terminate this Agreement on giving not less than 6months' notice to expire on 31 December in any year if Studio 1+1 Group's share of audience is [*] or less for three consecutive months.

15.6. Either party shall be entitled to terminate this Agreement without prior notice if:

       15.6.1. there is a change in control of the other party (where control means the power to direct the management and/or policy of a party whether through the exercise of voting rights, by contract, board control or otherwise) where the new controller is in competition or conflict with either party in the Territory;


[*] Confidential portions omitted where indicated and filed separately with the Commission.

       15.6.2. that other party commits a material breach of any of the provisions of this Agreement, which breach, if remediable, is not remedied within thirty (30) days of the earlier of (i) notice of such breach being given to the party in breach, and
                  (ii) knowledge by the party in breach of the occurrence of such breach;

       15.6.3. an encumbrancer takes possession or a receiver is appointed over any of the property or assets of that other party;

       15.6.4. that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

       15.6.5. that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

       15.6.6. anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to either the Agent or Studio 1+1 Group in the Territory; or

       15.6.7. that other party ceases, or threatens to cease, to carry on business.

15.7. Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision thereof.

15.8. The rights to terminate this Agreement given by this Clause shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

16.    CONSEQUENCES OF TERMINATION

16.1. Upon the termination of this Agreement for any reason:

       16.1.1. the Agent shall dispose of all advertising, promotional or sales material relating to the Advertising in the possession of the Agent, as directed by Studio 1+1 Group;

       16.1.2. the Agent shall have no claim against Studio 1+1 Group for compensation for loss of agency rights, loss of goodwill or any similar loss (except unpaid commission);

       16.1.3. the Agent shall cease to promote, market, advertise or solicit customers for the Advertising;

       16.1.4. the provisions of Clause 11 shall continue in force in accordance with its terms and for the avoidance of doubt the Agent shall be entitled to receive all commission due on sales of the Advertising made before the termination of this

                  Agreement such payments to continue to be made in accordance with Clause 11.2 (ie within 5 business days of receipt of payment by Studio 1+1 Group);

       16.1.5. Clause 13 shall continue in force in accordance with its terms; and

       16.1.6. subject as otherwise provided herein and to any rights or obligations which have accrued prior to termination, neither party shall have any further obligation to the other under this Agreement.



17.    NATURE OF AGREEMENT

17.1. Neither party may assign this Agreement or the rights and obligations hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed; provided, however, that no such assignment shall relieve the assigning party of any liability hereunder.

17.2. The Agent shall not without the prior written consent of Studio 1+1 Group employ sub-agents; if with such consent it does so, every act or omission of the sub-agent shall for the purposes of this Agreement be deemed to be the act or omission of the Agent.

17.3. Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of employer and employee between the parties.

17.4. Nothing in this Agreement shall be construed as representing a sub-lease to the Agent by Studio 1+1 Group of any of Studio 1+1 Group's broadcasting rights in the Territory.

17.5. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, supersedes all previous agreements and understandings between the parties with respect thereto, and may not be modified except by an instrument in writing signed by the duly authorised representatives of the parties.

17.6. To the extent there is any inconsistency between this Agreement and agreements relating to advertising sales between any member of the Studio 1+1 Group and/or its Affiliates, this Agreement shall take precedence.

17.7. Each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

17.8. If any provision of this Agreement is held by any court or other competent authority to be void or unenforceable in whole or part, this Agreement shall continue to be valid as to the other provisions thereof and the remainder of the affected provision.

17.9. In case of any conflict between the English language version of this Agreement and a version in another language, the English language version shall prevail.

17.10. In respect of any consents to be given by either party pursuant to the terms of this Agreement, if the party whose consent is required does not expressly approve or withhold its consent within 3 working days following such a request by the other party, consent shall automatically be deemed to have been given. Consent given by Studio 1+1 shall bind Studio 1+1 Group and consent given by Prioritet shall bind the Agent. Studio 1+1 or Prioritet may give notice in writing to the other to nominate another party who is already a party to this Agreement to give any consents required by this Agreement in place of Studio 1+1 or Prioritet.

17.11. In the event that any of the rights or obligations of Studio 1+1 Group or the Agent and which relate to the subject matter of this Agreement are transferred or assigned to a third party during the term of this Agreement, then either Studio 1+1 Group or the Agent (as the case may be) shall procure that the third party shall enter into a deed of adherence agreeing to be bound by the terms of this Agreement as if it had been an original signing party to this Agreement.



18.    ARBITRATION AND PROPER LAW

18.1. Any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London, England in accordance with rules of the International Chamber of Commerce.

18.2. This Agreement shall be governed by and construed in all respects in accordance with the laws of England.



19.    CONTRACT (RIGHTS OF THIRD PARTIES) ACT 1999

       The parties to the Agreement expressly agreed that a person who is not a party to this Agreement shall not have the right to enforce any term or terms of this Agreement pursuant to the Contract (Rights of Third Parties) Act 1999.



20.    NOTICES AND SERVICE

20.1. Any notice or other information required or authorised by this Agreement to be given by either party to the other may be given by hand or sent (by first class pre-paid post, facsimile transmission, electronic mail or comparable means of communication) to the other party at the address referred to in Clause 20.4. Notice given to Studio 1+1 Group shall be deemed notice to Studio 1+1 Group and notice given to Prioritet shall be deemed notice to the Agent provided that copies of such notices are at the same time given or sent to the parties referred to in Clause 20.4.

20.2. Any notice or other information given by post pursuant to Clause 20.1 which is not returned to the sender as undelivered shall be deemed to have been given on the fifth (5th) day after the envelope containing the same was so posted; and proof that the envelope containing any such notice or information was properly addressed, pre-paid, registered and posted, and that it has not been so returned to the sender, shall be sufficient evidence that such notice or information has been duly given.

20.3. Any notice or other information sent by facsimile transmission or comparable means of communication shall be deemed to have been duly sent on the date of transmission, provided that a confirming copy thereof is sent by pre-paid airmail post to the other party at the address referred to in Clause 20.4 within 24 hours after transmission.

20.4. The Agent hereby designates, appoints and empowers Speechly Bircham of 6 St. Andrew Street, London EC4A 3LX, England as its authorised agent to receive service of process. Studio 1+1 Group hereby designates, appoints and empowers Central European Media Enterprises Ltd., 8th Floor, Aldwych House, 71-91 Aldwych, London WC2B 4HN, England as its authorised agent to receive service of process. Service of any legal proceedings concerning or arising out of this Agreement shall be effected by causing the same to be delivered to that party's agent for service of process, to its principal place of business, to its registered office, or to such other address as may from time to time be notified in writing by the party concerned.



IN WITNESS WHEREOF, the parties hereto have caused their duly authorised officers or signatories to execute and deliver this Agreement on the date first above written.



BROADCASTING COMPANY "STUDIO 1+1"

By :     Name : /s/ Alexander Rodnyansky

         Title : General Director



UKRAINE ADVERTISING HOLDINGS BV

By :   Name : /s/ Fred T. Klinkhammer

       Title : Managing Director



INNOVA FILM GMBH

By :   Name : /s/ Boris Fuchsmann

       Title : General Director



INTERNATIONAL MEDIA SERVICES

By :   Name : /s/ Boris Fuchsmann

       Title : General Director

INTER MEDIA

By :   Name : /s/ Laurence Fry

       Title : Finance Director



SERVLAND CONTINENTAL S.A.



By:    Name: /s/ Dr. Christian Lamprecht
       Title: Sole Director





TREND ADVERTISING AGENCY LIMITED



By:    Name: /s/ Igor Matyushenko
       Title: General Manager



VIDEO INTERNATIONAL - KIEV LIMITED



By:    Name: /s/ Yuri Kogutyak
       Title: General Manager



PRIORITET LIMITED



By:    Name: /s/ Igor Purishev
       Title: General Manager